Exhibit 10.27

ALLIANCE AGREEMENT

THIS ALLIANCE AGREEMENT (“Agreement”) is made and entered into as of 3rd April, 2003 by and between Porvair Filtration Group Ltd, an English Company, with offices at: Fareham Industrial Park, Fareham, Hampshire, England, (“PFG”); and Global Energy, Inc., an Ohio Corporation, with offices at: Suite 2650, 312 Walnut Street, Cincinnati, Ohio 45202 USA (“Global”). PFG and Global may be referred to herein individually as a “Party” and/or collectively as the “Parties”.

WITNESSETH:

WHEREAS, PFG and Global desire to enter into this Agreement to cover certain matters discussed by the Parties on 18th February 2003 in Global’s Cincinnati offices; and

WHEREAS, Global develops, licenses, finances, constructs, owns and operates multi-fuel, E-GASTM Technology Gasification Projects worldwide; and

WHEREAS, PFG provides Gas Filter Systems to projects, including Global’s Wabash River Energy Ltd Project in Terre Haute, Indiana;

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties herein contained, and intending to be legally bound, Global and PFG agree as follows:

1. As used in this Agreement:

“Affiliate” means with respect to either Party (a) each Person that such Party controls, (b) each Person that controls such Party and (c) each Person that is under common control with such Party.

“Control” means with respect to any Person, including a Party, the power, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Event of Default” will have the meaning ascribed to it in Section 9.5.

“Gasification Project” means any Global and/or Global Affiliate project that includes an operating facility that utilizes the E-GASTM Technology that produces SG (synthesis gas) by combining a fuel or hydrocarbon, such as coal, petcoke, natural gas or any such solids, liquids or gases, with oxygen and steam.

“Global Affiliate” means Global and/or any Affiliate of Global where Global owns more than 50% of the Equity in the Affiliate.

“Party” or ”Parties” will have the meaning ascribed to it in the preamble.

“Person” means any individual, corporation, partnership, limited liability company, limited partnership, joint venture or other entity.

“PSC” shall have the meaning described in Section 6.1.

“PFG Affiliate” means PFG and/or any Affiliate of PFG.

“SG” or “syngas” or “synthesis gas” means a gas that contains, on a volume basis, and more than fifty percent (50%) of its components, hydrogen and carbon monoxide.

“Filters” means filters, separators, cyclones, centrifuges, ancillary equipment pertaining to the operation of said Filters and any self-contained system that contains such components.

“Gas Filters” means Filters specifically used for the removal of the primary char from the syngas in E-GASTM Technology.

2. Construction of this Agreement

2.1	Wherever in this Agreement a Party’s duty or obligation is expressed or implied, such duty or obligation will be construed to include the obligation of that Party to cause its Affiliates to act consistent with, and in a manner so as to effectuate the purposes and intent of, said duty or obligation and this Agreement. Such construction will apply regardless of whether the applicable provision of this Agreement includes the phrase “or will cause its Affiliates to” or other like phrase.

2.2

If a Party hereto has an equity interest, without Control, in a corporation, joint venture, partnership or other entity which, as applicable (i) is involved in the development of an E-GASTM Technology Gasification Project, or (ii) is engaged in the business of supplying Gas Filters in a jurisdiction where a Gas Filter requirement of a Global Affiliate arises, then such Party hereto will use reasonable efforts to induce such related entity to perform in accordance with the terms of this Agreement as if such related entity were an Affiliate.

2.3	Each Party acknowledges that there may be circumstances that arise in connection with a Global Affiliate’s obligation, or with a PFG’s Affiliate’s obligation that have not been fully anticipated or covered by the terms of this Agreement. Without limiting the obligation of any entity to perform its obligations according to the terms of this Agreement, each Party agrees to use reasonable efforts to accommodate such unanticipated or uncovered circumstances with such mutually agreeable equitable adjustments or supplemental agreements as may be necessary to effectuate the purposes and intent of this Agreement. Each Party will be obligated to act in good faith in the performance and discharge of each of its obligations hereunder. “Good faith” as used in this Agreement, means that the Party obligated to act in good faith will act in earnest to achieve the purpose stated. Where a Party is required to exercise good faith in the performance of an obligation and it is unable to satisfy such obligation the other Party will have the right to demand that the Party subject to such good faith obligation demonstrate or furnish such supporting documentation evidencing the efforts undertaken to satisfy such obligation, as such other Party may reasonable request.

2.4	As used in this Agreement, the word “including” or “include” shall be deemed to mean including or include without limitation.

3. Global’s Gas Filter Requirements

3.1	Global, on behalf of the Global Affiliates, agrees that the Global Affiliates shall:

(i)	specify PFG Gas Filters for all E-GASTM Technology licensed projects; and

(ii)

purchase exclusively from the PFG Affiliates the total present and future requirements of the Global Affiliates for any Gas Filter for any E-GASTM Technology project of any Global Affiliate anywhere in the world, together with any Gas Filter-related equipment required with respect thereto, provided that, with respect to any such requirement, (A) the

PFG Affiliates manufacture, or are otherwise able to supply, the Gas Filter or Gas Filter-related equipment in question and (B) PFG has given notice to Global under Section 3.3(i) that a PFG Affiliate will supply such Gas Filter or Gas Filter-related equipment.

3.2	Global will provide written notice to PFG at the earliest practicable date prior to the date on which first delivery of any Gas Filters or Gas Filter-related equipment is required by any of the Global Affiliates. The notice from Global will contain sufficient information about the quantity and specifications of the requirement as shall enable PFG to respond to Global pursuant to Section 3.3.

3.3	At the earliest practicable date following PFG’s receipt of the notice of requirement from Global under Section 3.2, PFG will advise Global in writing whether a PFG Affiliate is able and willing to supply all or part of such requirement to the Global Affiliates. As a result:

(i)	if PFG advises Global that a PFG Affiliate will supply all or part of such requirement for Gas Filters or Gas Filter-related equipment, then the Global Affiliates shall be required to purchase, and the PFG Affiliates shall be required to provide, such requirement or portion of a requirement, subject, however, to Sections 3.4 and 3.5; or

(ii)	if PFG advises Global that the PFG Affiliates are unable or unwilling to supply all of such requirement for Gas Filters or Gas Filter-related equipment, then, as to such portion of the requirement not to be supplied by the PFG Affiliates, (A) the PFG Affiliates will have no obligation to supply such portion of the requirement to the Global Affiliates and (B) the Global Affiliate may seek an alternative source of supply, provided that any other requirement by the Global Affiliates for Gas Filters or Gas Filter-related equipment shall again be subject to the requirements of this Section 3 and the obligations of the Global Affiliates under this Section 3 shall not be affected by the failure of the PFG Affiliates to supply any requirement to the Global Affiliates.

3.4	All sales of Gas Filters and Gas Filter-related equipment by the PFG Affiliates under this Agreement will be subject to a reasonably competitive pricing and terms. For reference, the current set of PFG Gas Filters at the Wabash River Energy facility costs approximately $1.4 million.

3.5	Each requirement or portion of a requirement which the PFG Affiliates agree to supply to the Global Affiliates will be represented by either a purchase order or a separate contract. Unless PFG agrees to a different delivery date, the delivery date for any Gas Filter or Gas Filter-related equipment which the PFG Affiliates agree to supply will be no earlier than 24 months after PFG’s receipt of the notice from Global under Section 3.2. Any contract negotiated and entered into between a Global Affiliate and a PFG Affiliate pursuant to this Agreement will have a term of not less than 15 years and will be a separate, enforceable agreement, independent of this Agreement and will remain in full force and effect according to its terms notwithstanding any termination, suspension, invalidation or contest of this Agreement.

3.6	Global represents and warrants that each Global Affiliate selected by Global to enter into any purchase order or contract with a PFG Affiliate pursuant to this Agreement will be and will continue to be credit worthy with respect to the undertaking contemplated and the performance of its obligations under such purchase order or contract. Global acknowledges that PFG may and is entitled to rely on such representation and warranty without further investigation. Notwithstanding the foregoing, PFG will have the right to seek further assurances as to the financial condition of any Global Affiliate selected by Global to negotiate and enter into any purchase order or contract with a PFG Affiliate. Upon PFG’s request, Global will supply and certify to its accuracy, such documentation as may be reasonably required by PFG to demonstrate the ability of the Global Affiliate so selected to undertake and perform its obligations under any such purchase order or contract. If in PFG’s sole judgment, such documentation does not give adequate assurance of the Global Affiliate’s financial condition with respect to its obligations under any such purchase order or contract, then Global will provide such guarantees, letters of credit or other means of credit support as may be reasonably required by PFG.

4. E-GASTM Technology Gasification Project Development

4.1

During the course of developing an E-GASTM Technology Gasification Project, Global will furnish all information, such as scheduling, pertaining to such E-GASTM Technology Gasification Project to PFG on a timely basis to enable PFG to develop the parameters for supplying such E-GASTM Technology Gasification Project with its requirements for Gas Filters promptly, such parameters to include the method, cost, and timing of supplying such requirements.

4.2

Upon receiving the information with respect to any E-GASTM Technology Gasification Project as provided in Section 4.1 and provided that a PFG Affiliate accepts the obligation to supply such requirement to the Global Affiliate pursuant to Section 3.3, PFG will promptly develop for and furnish to Global a proposal setting forth the method for supplying such E-GASTM Technology Gasification Project with its requirements for Gas Filters.

4.3	PFG shall be able to promote its expertise in the field of hot gas filtration by reference to the Wabash site, and Wabash personnel will provide such support as may be reasonably requested by PFG. In consideration of this assistance, PFG will compensate Global in the form of mutually agreeable rebate on invoiced Gas Filters.

5. Confidentiality

5.1	Neither Party will issue any press release or photographs or otherwise publicize or disclose the terms of this Agreement without the reasonable approval of the other Party, except as such disclosure may be made in the course of normal reporting practices by a Party hereto to its shareholders or as otherwise required by applicable law.

5.2

Each of Global and PFG (the “Receiving Party”) agrees that it will not use (except to the extent necessary to fulfill its obligations under this Agreement) or communicate or divulge to any other Person, any information or knowledge concerning the methods of production, promotion, sale or distribution used or employed by the other Party (the “Disclosing Party”) in and about the Disclosing Party’s business which may be communicated to the Receiving Party or which the Receiving Party may acquire by virtue of the terms of this Agreement; provided, however, that nothing in this Section will apply to any information or data (a) which the Receiving Party can show is now known to the public other than by the Receiving Party’s improper acts or omissions; (b) the public disclosure of which is required by securities, accounting or other applicable laws or regulations; (c) which the Receiving Party can show was already in its possession and free of any obligation of confidentiality prior to receipt from the Disclosing Party; or (d) which the Receiving Party can show is hereafter known to the public other than by the Receiving Party’s improper acts or omissions. Nothing in this Section will expand or reduce the rights or obligations of either Party pursuant to any other confidentiality agreement. Each Party will clearly identify all information to be treated as confidential by marking such information “Confidential”.

6. Management and Implementation of Agreement

6.1.	Within 30 days of the date of this Agreement, each Party will appoint one senior executive plus one additional team member to a joint planning and strategy committee (the “PSC”) for the purpose of resolving any disputes that may arise under this Agreement and to assign resources of the Party as may be necessary to effectuate the purposes and intent of this Agreement. Each of the senior executives will have one vote on the PSC. Each of the two senior members of the PSC will be allowed to bring others into decision making discussions; however, while others may be involved, each Party will have one vote per member on the PSC.

6.2	Each Party will bear its own costs incurred in the performance of this Agreement.

6.3	Each Party represents and warrants that it is under no prior obligation or duty to a third party which conflicts with the performance of its obligations and duties hereunder and that is will not undertake any such obligation or duty during the term of this Agreement.

6.4	The Parties will conduct themselves as independent contractors. Nothing herein will create or be deemed to create an agency, joint venture or any other relationship between the Parties except as may be expressly provided in this Agreement.

7. Standard Terms and Conditions

7.1	Each contract or purchase order entered into pursuant to this Agreement will be subject to PFG’s standard terms and conditions of sale, a copy of which are attached hereto as Exhibit 1.

8. Duration of Agreement

8.1	This Agreement shall remain in effect until the later of (i) that date on which the PFG Affiliates collectively shall have received from the Global Affiliates collectively a total of $20 million in sales revenue or (ii) the fifth anniversary of the date of this Agreement.

9. Dispute Resolution

9.1	In the event a Party has reasonable grounds to believe that an Event of Default by the other Party has occurred and is continuing, or that its expectation of receiving due performance from the other Party required under this Agreement may be impaired, such Party will promptly notify the other Party in writing of the substance of its belief and, as appropriate, declare that an Event of Default has occurred or demand adequate assurance of due performance. The Party receiving such notice and/or demand must respond in writing within 30 days of receipt of such notice and provide (i) evidence of cure of an/or its ongoing reasonable efforts to cure the condition specified, (ii) an explanation of why it believes that its performance is in accordance with the terms and conditions of this Agreement, and/or (iii) adequate assurance of due performance, as required by the claiming Party’s notice. In addition to issuing such notice an/or demand, the complaining Party will raise the issue before the PSC.

9.2

If the Parties cannot in good faith through discussions within the PSC resolve a dispute between them with respect to this Agreement, then the Party claiming that an Event of Default by the other Party has occurred may give notice of a request for arbitration and such controversy will be referred to and resolved by arbitration under the most current version of the Commercial Arbitration Rules of the American Arbitration Association. The board of arbitrators will be composed of three arbitrators. Each Party will choose an arbitrator and the third will be chosen by the two so chosen. If either Party to the controversy fails to choose an arbitrator within 30 days after notice of commencement of arbitration, or if the two arbitrators fail to choose a third arbitrator within 30 days after the appointment, the American Arbitration

Association will, upon the request of either Party, appoint the arbitrator to consider or complete the board. The place of arbitration will be Ohio and the arbitration will be held within 30 days after the appointment of the arbitration board. The arbitration awarded will be final and binding upon the Parties and judgment thereon may be entered in any court having jurisdiction.

9.3	In connection with any such arbitration proceeding, the board of arbitrators will have the right to grant all remedies that such board deems appropriate including monetary damages and/or the termination of this Agreement. The board of arbitrators will also have the right to require the losing Party to reimburse the prevailing Party for all reasonable attorney’s fees and costs incurred in connection with all such proceedings.

9.4	Notwithstanding the provisions of this Section 9, a Party may decline to pursue arbitration and elect to terminate this Agreement if any of the Events of Default by the other Party have occurred.

9.5	Each of the following shall be deemed an “Event of Default” of the Party to whom such event is applicable.

(i)	if a Party fails to perform or observe any of the terms, covenants, conditions, agreements, or obligations of this Agreement required to be observed and performed in this Agreement by such Party, and such failure continues for a period of 30 days after notice thereof has been delivered to such Party; or

(ii)	if an Affiliate of a Party fails to negotiate in good faith, or to execute a contract or amendment thereto required, and pursuant to the terms of this Agreement, and such failure continues for a period of 30 days after notice thereof has been delivered to such Party; or

(iii)	if a Party make as a general assignment for the benefit of its creditors, or files a voluntary petition in bankruptcy, or is adjucated bankrupt or insolvent, or files any petition or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution or similar relief under any present or future statue, law or regulations, or files an answer admitting, or failing to deny, the material allegations of a petition against it for any such relief, or admits in writing its inability to pay its debts as they mature; or

(iv)	if any proceeding against a Party seeking any of the relief mentioned in clause (iii) of this Section is commenced and is not stated or dismissed within 90 days after commencement, or

(v)	if a trustee, receiver or liquidator of a Party or of any substantial part of the properties or assets of such Party is appointed with the consent or acquiescence of such Party, or if any such appointment, if not so consented to or acquiesced in, remains unvacated or unstayed for a period of 90 days; or

(vi)	if a Party is liquidated or dissolved, or begins proceedings toward such liquidation or dissolution.

10. Miscellaneous

10.1	All agreements, representations and warranties contained herein or made in writing by or on behalf of the Parties in connection with the transactions contemplated herby will survive the execution and delivery of this Agreement.

10.2	All notices, requests, demands and other communications provided for hereunder will be in writing and personally delivered or sent by (a) certified or registered mail, postage prepaid, return receipt requested, (b) facsimile with a copy sent by certified or registered mail, or (c) recognized same day or overnight courier service, as follows:

If to Global:
Global Energy, Inc.
Suite 2650
312 Walnut Street
Cincinnati, Ohio 45202
513 621 0077 Tel
513 621 5947 Fax
ATTN: H.H. Graves
President & CEO

If to PFG:
Porvair Filtration Group Ltd
Fareham Industrial Park
Fareham
Hampshire
PO16 8XG
England
44 1328 285616 Tel
ATTN: John Sexton
Group Managing Director

Or such other person or addresses as either Party may provide from time to time in writing to the other Party. All such notices, requests, demands and other communications will be validly given, made or served, (i) on the date delivered, if delivered personally or by fax or courier, or (ii) three days after the date sent, if mailed by certified or registered mail.

10.3	Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally or in writing, except that any provision of this Agreement may be amended and the observance of any such provision may be waived (either generally or in a particular instance and either retroactively or prospectively) but only with the written consent of the Parties. No delay or omission by either Party in exercising any rights under this Agreement will impair any such right, nor will it be construed to be a waiver thereof. No waiver of any single breach or default under this Agreement will be deemed a waiver of any other breach or default.

10.4	This Agreement contains the entire agreement between the Parties with respect to the transactions contemplated hereby, and supersedes all negotiations, agreement, representations, warranties and commitments, whether in writing or oral, prior to the date hereof.

10.5	All of the terms of this Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties hereto.

10.6	This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and such counterparts together will constitute one instrument. Each Party will receive a duplicate original of the counterpart copy or copies executed by both Parties.

10.7	This Agreement will be construed and enforced in accordance with the internal laws of the State of Ohio without regard to principles of conflicts of law that would cause the laws of any jurisdiction other than Ohio to apply. Global submits for itself and its property in any legal action or proceeding relating to this Agreement to the non exclusive general jurisdiction of the courts of the State of Ohio and the courts of the United States.

10.8	In the event any provision of this Agreement or the application of any such provision to either Party is held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement will remain in full force and effect.

10.9	The descriptive headings of the Sections hereof are inserted for convenience only and do not constitute a part of this Agreement.

10.10	Neither Party will assign its rights or obligations under this Agreement without the prior written consent of the other Party (which consent will not be unreasonably withheld); provided, that and notwithstanding the foregoing, either Party may transfer its rights or obligations under this Agreement to one of its Affiliates. No assignment will operate to relieve an assigning Party of its obligations under this Agreement.

10.11	The Parties shall cooperate to continue to develop and optimize the E-GASTM Technology and PFG Gas Filter combination.

10.12

PFG will make all reasonable efforts to keep the showcase facility at Wabash River Energy operating on fresh PFG Gas Filters to avoid unnecessary shutdowns that would reduce sales potential for E-GASTM Technology and PFG Gas Filters.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first above written.

GLOBAL ENERGY INC.

BY	/s/ H.H. Graves
Name:	H.H. Graves
Title:	President & CEO

PORVAIR FILTRATION GROUP LTD

BY	/s/ John Sexton
Name:	Dr John Sexton
Title:	Group Managing Director